090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170114140-71
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 03/16/2017 10:16 AM
	Entity Number: E0022992014-3

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Petrichor Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

One: The name of the corporation is Wei Pai Electronic Commerce Co., Ltd.
Three: (a) FORWARD STOCK SPLIT: Effective upon the filing of this Certificate of Amendment, each 1 share of common stock ("Common Stock") of the corporation issued and outstanding shall automatically be converted, without any action of the part of the holder thereof, into 200 shares of fully paid and non-assessable Common Stock of the corporation (the "Stock Split"). This Stock Split will be effected on a certificate-by-certificate basis.

(b) Article 3 Shares: 75,000,000 Shares of Common Stock, par value $.001 per share

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 69%

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X 張能發

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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